April 10, 2018

To:

Yossi Dagan

Re: Change to Scope of Employment

Dear Yossi,

Reference is made herein to the Personal Employment Agreement between you and One World Cannabis Ltd. (the “Company”) dated June 4, 2017 (the “Agreement”; all capitalized undefined terms herein shall have the meaning ascribed to them in the Agreement).

This letter is to document our agreement that as of April 1, 2018, your scope of employment with Company under the Agreement shall be reduced to a part time basis of 60% out of a full time position. Following reduction in your scope of employment: (i) work hours shall be coordinated between you and the Company from time to time; and (ii) all employment related benefits based on employment scope other than the Salary (such as, without limitation, vacation entitlement) shall be reduced accordingly to the reduced lower scope of employment.

All terms of the Agreement not amended herein shall remain in full force and effect.

I hereby acknowledge and agree to the above.

Yossi Dagan